SoundHound AI, Inc. Insider Trading Policy
(Effective June 13, 2023)

1.Introduction

The Board of Directors of SoundHound AI, Inc. (“SoundHound”) has adopted this policy to provide guidelines to all directors, officers, employees and consultants of SoundHound with respect to trading in SoundHound securities, as well as the securities of publicly traded companies with whom SoundHound has a business relationship.
This policy has been designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this policy will help safeguard SoundHound’s reputation and will further ensure that SoundHound conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each SoundHound director, officer, employee or consultant is responsible for the consequences of his, her or their actions. You are responsible for understanding and complying with this policy.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information (as defined in Section 4) from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.
2.Sanctions and Penalties
Violations of the insider trading laws can result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to substantial prison sentences, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided. “Profit gained” or “loss avoided” generally means the difference between the purchase or sale price of the Company’s stock and its value as measured by the trading price of the stock a reasonable period after public dissemination of the nonpublic information. Failure to comply with this policy may also subject you to sanctions imposed by SoundHound, up to and including immediate dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

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3.Persons Covered
As a director, officer, employee or consultant of SoundHound or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in SoundHound securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in SoundHound securities). You are responsible for making sure that any transaction in securities covered by this policy by any of these people complies with this policy.
4.Definition of Material Non-Public Information
“Material non-public information” is any material information about SoundHound or any company whose securities are listed for trading or quotation in the United States that has not yet become publicly available.
Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of SoundHound’s operations, since either of these might convey enough information about SoundHound’s consolidated results to be considered material information. Other common examples of information that may be material include:
•information regarding sales, revenues or earnings (including projections);
•financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;
•significant business trends and metrics;
•significant proposed mergers, acquisitions, investments or divestitures;
•joint ventures/commercial partnerships with third parties;
•significant developments in products or services;
•information regarding regulatory review of Company products;
•intellectual property and other proprietary information;
•gain or loss of substantial customers or suppliers;
•execution or termination of significant contracts;
•impending bankruptcy or financial liquidity problems;
•financings or restructurings;
•significant unusual gains or losses;
•changes in business strategies;
•significant pricing changes;
•developments in significant litigation or government investigations;
•public or private debt or equity offerings;
•significant changes in senior management;
•SoundHound share repurchases; or
•stock splits or dividend information.
It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt.

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Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within SoundHound.
Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about SoundHound should not be considered public until at least one full trading day has passed following its formal release to the market. For example, if SoundHound announces earnings before trading begins on a Tuesday, the first time you can buy or sell SoundHound securities is the opening of the market on Wednesday (assuming you are not aware of other material non-public information at that time). If, however, SoundHound announces earnings after trading begins that Tuesday, the first time you can buy or sell SoundHound securities is the opening of the market on the Thursday.
5.Requirements Applicable to Everyone
No trading in SoundHound securities while aware of material non-public information
You are prohibited from engaging in any transaction in SoundHound securities while aware of material non-public information about SoundHound. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non- public information about SoundHound, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve SoundHound’s reputation for adhering to the highest ethical standards of conduct.
This prohibition covers virtually all transactions in SoundHound securities. “Securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities such as put and call options, warrants, swaps, caps and collars. Transactions in SoundHound securities include purchases, sales, pledges, hedges, loans and gifts of SoundHound securities, as well as other direct or indirect transfers of SoundHound securities. Certain of these transactions are addressed in more detail below and may not be permitted under this policy. This prohibition extends to trades of SoundHound securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:
•transactions in SoundHound securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;
•transactions in SoundHound securities for which you act as trustee, executor, or custodian; and
•transactions in any other account or investment involving in any way any SoundHound securities over which you exercise any direct or indirect control.
Stock Option Exercises. This prohibition does not apply to the exercise of stock options issued under SoundHound plans if the exercise price is paid in cash or through SoundHound withholding a portion of the shares underlying the options. Similarly, SoundHound may withhold underlying shares to satisfy tax withholding requirements. This prohibition does apply, however, to sales of the underlying stock and broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.
Vesting of Restricted Stock or Settlement of Performance Stock Units. This prohibition does not apply to the automatic deduction of shares by SoundHound from your performance stock unit account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or settlement
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of performance stock units. The prohibition does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.
10b5-1 Plans. This prohibition does not apply to trades made pursuant to a valid “10b5-1 plan” approved by SoundHound as described below.
6.Event-specific blackout periods may apply
Although you are always responsible for monitoring for yourself whether you possess material non- public information, from time-to-time SoundHound may decide to impose a special trading blackout on those who are aware of particular information that SoundHound determines may be considered material non-public information. This kind of trading blackout may be imposed in connection with a potential acquisition, a financial analyst conference, an anticipated positive or negative earnings surprise or other material development. If you are subject to the blackout, you may not trade in any SoundHound securities, except pursuant to a 10b5 1 plan previously approved by SoundHound, until notified that the blackout has ended.
The General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer, will determine whether an event-specific blackout should be imposed. The existence of an event- specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the General Counsel. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.
7.No trading in securities of other companies while aware of material non-public information
SoundHound may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements. Information learned in connection with these transactions or relationships may constitute material non-public information about the other company. You are prohibited from trading in the securities of these companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.
8.No “tipping” of material non-public information
You may not pass material non-public information about SoundHound or any other company on to others or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.
Regulation FD (Fair Disclosure) is an issuer disclosure rule implemented by the SEC that addresses selective disclosure of Material Nonpublic Information. The regulation provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or

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combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.
It is the policy of the Company that all public communications of the Company (including, without limitation, communications with the press, other public statements, statements made via the Internet or social media outlets, or communications with any regulatory authority) be handled only through the Company’s Chief Executive Officer (the “CEO”), an authorized designee of the CEO or the Company’s public or investor relations firm. Please refer all press, analyst or similar requests for information to the CEO and do not respond to any inquiries without prior authorization from the CEO. If the CEO is unavailable, the Company’s Chief Financial Officer (or the authorized designee of such officer) will fill this role.
9.Frequent trading of SoundHound securities is strongly discouraged
Frequent trading of SoundHound securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in SoundHound securities for short-term trading profits. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged. SoundHound reserves the right to request brokerage account statements to assure compliance with this and other provisions of the policy.
10.No short sales of SoundHound securities
You may not engage in short sales of SoundHound securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities, and SoundHound believes it is inappropriate for employees to engage in these transactions with respect to SoundHound securities.
11.No trading in derivatives of SoundHound
You may not trade in derivatives of an SoundHound security, such as exchange-traded put or call options and forward transactions.
12.No hedging transactions
Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of SoundHound securities you hold, enabling you to continue to own SoundHound securities without the full risks and rewards of ownership. SoundHound believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of SoundHound securities or limit your ability to profit from an increase in the market value of SoundHound securities.
13.No margin accounts or pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in SoundHound securities, you are prohibited from

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holding SoundHound securities in a margin account or pledging SoundHound securities as collateral for a loan.
14.Limited use of standing orders
Standing orders should be used only for five (5) business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan approved by SoundHound is permitted.
15.No trading on rumors
Rumors within SoundHound concerning matters which, if true, would be material non-public information are deemed to constitute material non-public information for purposes of this policy. Accordingly, you should not trade on the basis of these rumors.
16.Material non-public information must be kept confidential
Material non-public information about SoundHound or its business partners is the property of SoundHound, and unauthorized disclosure or use of that information (including, without limitation, via email or by posting on Internet message boards, blogs, or social media) is prohibited. That information should be maintained in strict confidence and should be discussed, even within SoundHound, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to SoundHound, whether or not the disclosure is made for the purpose of facilitating improper trading in securities.
17.Participation in electronic bulletin boards, chat rooms, blogs or websites must be consistent with this Policy
Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about SoundHound or material non- public information with respect to other companies that you come into possession of as an employee of SoundHound. However, nothing contained in this policy shall be construed as prohibiting employees from participating in an investigation by any governmental agency including but not limited to the National Labor Relations Board, or construed as violating the National Labor Relations Act, or otherwise preventing an employee from disclosing information about unlawful acts in the workplace, such as harassment.
18.Public disclosures should be made only by designated persons
No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or others outside of SoundHound. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Vice President, Investor Relations or the Vice President, Corporate Marketing.
19.Post-employment transactions may be prohibited
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The portions of this policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in SoundHound securities even after termination of employment or association with SoundHound. If you are aware of material non- public information about SoundHound when your employment or other business relationship with SoundHound ends, you may not trade in SoundHound securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.
20.Exceptions
In certain limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the General Counsel determines that the transaction is not inconsistent with the purposes of this policy. In the event that the person seeking the exemption is the General Counsel, any exception must be granted by the CEO. The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy for a transaction that is inconsistent with the purposes of the policy. All exceptions (including the scope and duration thereof) must be in writing and be disclosed to the Board of Directors no less frequently than quarterly.
21.Applicability of Policy Regarding Material Non-Public Information to Other Companies
This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. Civil and criminal penalties, as well as termination of employment, may result from trading on material nonpublic information regarding the Company’s business partners. You should treat material nonpublic information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.
22.Prohibition Against Buying or Selling Company Common Stock Within a Six-Month Period by Directors, Officers and 10% Stockholders

Purchases and sales (or sales and purchases) of Company common stock by directors, officers and 10% stockholders of the Company occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Section 16 prescribes a strict prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each officer (as defined in Rule 16(a)-1(f) under the Exchange Act), director and 10% stockholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership, including beneficial ownership (as defined below) of the Company’s common stock and any subsequent changes in such ownership, including beneficial ownership. Directors, officers and 10% stockholders are required to report transactions on Form 4 by the end of the second business day following the transaction date. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first- in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule.

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For purposes of determining beneficial ownership for Section 16 reporting and short-swing profit liability, beneficial ownership means a direct or indirect pecuniary interest in the subject securities through any contract, arrangement, understanding, relationship or otherwise. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. Discussed below are several of the situations that may give rise to an indirect pecuniary interest.

(a)Family Holdings. A director, officer or 10% stockholder (“Insider”) is deemed to have an indirect pecuniary interest in securities held by members of the Insider’s immediate family sharing the same household. Immediate family includes grandparents, parents (and step-parents), spouses, siblings, children (and step-children) and grandchildren, as well as parents-in-law, siblings-in-law, children-in-law and all adoptive relationships. An Insider may disclaim beneficial ownership of shares held by members of his or her immediate family, but the burden of proof will be on the Insider to uphold the lack of a pecuniary interest.

(b)Partnership Holdings. Beneficial ownership of a partnership’s securities is attributed to the general partner of a limited partnership in proportion to such person’s partnership interest. Such interest is measured by the greater of the general partner’s share of partnership profits or of the general partner’s capital account (including any limited partnership interest held by the general partner).

(c)Corporate Holdings. Beneficial ownership of securities held by a corporation will not be attributed to its stockholders who are not controlling stockholders and who do not have or share investment control over the corporation’s portfolio securities.

(d)Derivative Securities. Ownership of derivative securities (warrants, rights, stock appreciation rights, convertible securities, options and the like) is treated as indirect ownership of the underlying equity securities. Acquisition of derivative securities must be reported, although the timing of such reporting depends upon the Rule 16b-3 status of the employee plan under which the grant was made.

In order to avoid trading activity that could inadvertently1 trigger a short-swing profit, it is the Company’s policy that no executive officer, director and 10% stockholder of the Company who has a 10b5-1 plan in place may engage in voluntary purchases or sales of Company securities outside of and while such 10b5-1 plan remains in place.

23.Additional Requirements Applicable to Restricted Persons
“Restricted Persons” are those who are at an enhanced risk of possessing inside information and who therefore must exercise greater diligence to comply with insider trading prohibitions. This group includes all members of the Board of Directors, officers and certain senior finance, legal, HR, business development, investor relations, corporate communication and management employees at corporate headquarters and in SoundHound’s business units, as well as any other employees in a role that makes it likely they will have involvement with material non-public information. This list is updated on a quarterly basis by the General Counsel in consultation with the Chief Financial Officer and the Corporate Vice President, People & Culture. You will be notified by the General Counsel if you are considered a Restricted Person under this policy.

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1 Note that Section 16 violations do not require intent, so even an inadvertent violation of Section 16 is still a violation.

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If you are a Restricted Person that is not a director or executive officer, the procedures set forth in this section of the policy will cease to apply to your transactions in SoundHound securities upon the expiration of any blackout period that is applicable to your transactions at the time your employment or other relationship with SoundHound ends. Directors will remain Restricted Persons for a period of six months following the last day of service as a director of SoundHound, and executive officers will remain Restricted Persons for a period of six months following the last day of employment with SoundHound.
24.Quarterly blackout periods
No Restricted Person may trade in SoundHound securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information.
A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting five (5) trading days before the end of the month of the applicable SoundHound fiscal quarter and ending when one full trading day has passed following the public announcement of SoundHound’s quarterly financial results. SoundHound has selected this period because it is the time when there is likely to be material non-public information about SoundHound that may be available to Restricted Persons.
For certain Restricted Persons designated by the General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, the quarterly blackout period may start prior to the 15th day of the third month of the quarter.
Notwithstanding the above, a quarterly blackout period does not prohibit trading in SoundHound securities pursuant to a valid pre-existing 10b5-1 plan approved by SoundHound as described below.
25.Trading pre-clearance requirement for certain Restricted Persons
Restricted Persons, including but not limited to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and certain other individuals as may be designated from time to time by the General Counsel, in consultation with the Chief Executive Officer and the Chief Financial Officer, must obtain pre-clearance by the General Counsel or, in his or her absence, the Chief Financial Officer (each an “Approving Person”) before engaging in any transaction involving SoundHound securities, including, but not limited to, purchases, sales, and gifts. Restricted Persons shall also include those individuals having regular access to material non-public information (defined for these purposes to include employees of the Company and its subsidiaries, and consultants or contractors to the Company or its subsidiaries who have or may have access to material non-public information and members of the immediate family or household of any such person).
Those Restricted Persons who are required to obtain pre-clearance will be notified from time to time by the General Counsel of the applicable pre-clearance or other procedures applicable to them. Each Approving Person should consult with the other Approving Person, or his or her designee, prior to granting pre-clearance for trades. Neither Approving Person may engage in a transaction in SoundHound securities unless the other Approving Person has pre-cleared the transaction.
The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this policy. In certain circumstances, other employees may be asked to clear with an Approving Person all proposed transactions before initiating them. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Approving Person.

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If a request for pre-clearance is approved, you have five business days to effect the transaction (or, if sooner, before commencement of a quarterly or event-specific blackout period). Under no circumstance may a person trade while aware of material non-public information about SoundHound, even if pre- cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not effect the pre-cleared transaction.
SoundHound’s approval of any particular transaction under this pre-clearance procedure does not insulate any Restricted Person from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about SoundHound rests with that individual in all cases.
26. 10b5-1 Plans
SEC Rule 10b5-1(c) of the Exchange Act permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material non-public information, trades executed as specified by the plan do not violate the securities laws or this policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.
To qualify as a 10b5-1 plan for purposes of this policy, the plan must be approved in advance by the General Counsel, and you should allow at least five business days for that approval. One of the factors that the General Counsel may consider in determining whether to approve a 10b5-1 plan is compliance with SoundHound’s applicable minimum stock ownership guidelines. These pre-planned trading programs are available only to officers and such other SoundHound employees as may be designated from time to time by the Chief Executive Officer, the Chief Financial Officer and the General Counsel. For more information about how to establish a 10b5-1 plan, please contact the General Counsel.
SoundHound reserves the right to disapprove any submitted plan, and to suspend or instruct you to terminate any plan that it has previously approved.
Any 10b5-1 plan under this policy is required to comply as to structure and operation with SEC Rule 10b5-1(c) of the Exchange Act, as it may be amended from time to time, and with any and all rules or regulations of the SEC with respect to such plans.
27.Inquiries
Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the General Counsel.
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